AMENDED AND RESTATED
SECOND SUPPLEMENT
TO MASTER LOAN AGREEMENT
(TERM REVOLVING LOAN)

THIS AMENDED AND RESTATED SECOND SUPPLEMENT TO MASTER LOAN AGREEMENT (this “Second Supplement”) is made and entered into as of June 29, 2017 (the “Closing Date”), by and between HOME FEDERAL SAVINGS BANK (“Lender”) and HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company (“Borrower”), and supplements and incorporates all of the provisions of that certain Amended and Restated Master Loan Agreement, of even date herewith, between Lender and Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”). This Second Supplement amends, restates and replaces, but is not a novation of that certain Second Supplement to Master Loan Agreement dated as of November 30, 2007, between Borrower and Lender.
1.    Definitions. As used in this Second Supplement, the following terms shall have the following meanings. Capitalized terms used and not otherwise defined in this Second Supplement shall have the meanings attributed to such terms in the MLA. Terms not defined in either this Second Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial Code, as enacted in the State of Minnesota, as amended from time to time.
“Availability Date” shall have the meaning specified in Section 6 of this Second     Supplement.
“Maximum Rate” shall have the meaning specified in Section 12 of this Second Supplement.

“Monthly Payment Date” means the first (1st) day of each calendar month.
“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding.
“Outstanding Revolving Advance” means the total Outstanding Credit under this Second Supplement and the Term Revolving Note.
“Quarterly Payment Date” means the last day of each March, June, September and December during the term of the MLA.
“Request for Advance” shall have the meaning specified in Section 7(a) of this Second Supplement.
“Revolving Advance” means an Advance under this Second Supplement and the Term Revolving Note.
“Term Revolving Note” means that certain Amended and Restated Term Revolving Note of even date herewith, evidencing the Term Revolving Loan, as the same may be

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amended, restated or otherwise modified, supplemented, extended or restated from time to time.
“Term Revolving Loan Commitment” shall have the meaning specified in Section 3 of this Second Supplement.
“Term Revolving Loan Termination Date” shall have the meaning specified in Section 3 of this Second Supplement.
2.     Intentionally Omitted.

3.    Term Revolving Loan Commitment. Lender agrees, on the terms and conditions set forth in the MLA, the Term Revolving Note, and this Second Supplement to make one or more advances to Borrower, during the period beginning on the Closing Date and ending on the Business Day immediately preceding the Maturity Date (the “Term Revolving Loan Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed $30,000,000.00 (the “Term Revolving Loan Commitment”). The Term Revolving Loan Commitment shall expire at 12:00 noon Central time on December 31, 2022 (the “Maturity Date”). Under the Term Revolving Loan Commitment, amounts borrowed and repaid or prepaid may be reborrowed at any time prior to and including the Term Revolving Loan Termination Date provided, however, that at no time shall the sum of the Outstanding Revolving Advances exceed $30,000,000.00, and provided there exists no Event of Default.
4.    Purpose. Advances under the Term Revolving Loan may be used to finance outstanding indebtedness of the Borrower to the Lender as of the Closing Date, and for costs associated with the completion of the Project, and for Borrower’s cash and inventory management purposes, including closing costs and fees associated with the MLA. The Borrower agrees that the proceeds of the Term Revolving Loan are to be used only for the purposes set forth in this Section 4.
5.    Repayment of the Term Revolving Loan. The Borrower will pay interest on the Term Revolving Loan on the first (1st) day of each month, commencing on the first (1st) Monthly Payment Date following the date on which the first Advance is made on the Term Revolving Loan, and continuing on each Monthly Payment Date thereafter until the Maturity Date. On the Maturity Date, the amount of the then unpaid principal balance of the Term Revolving Loan and all other amounts due and owing hereunder or under any other Loan Document relating to the Term Revolving Loan shall be due and payable in full. If any payment date is not a Business Day, then the principal and interest installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

6.    Availability. Subject to the provisions of the MLA and this Second Supplement, during the period commencing on the date on which all conditions precedent to the initial Advance under the Term Revolving Loan are satisfied (the “Availability Date”) and ending on the Term Revolving Loan Termination Date, Advances under the Term Revolving Loan will be made as provided in this Second Supplement.

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7.    Making the Advances.
(a)    Revolving Advances. Each Revolving Advance shall be made, on notice from Borrower (a “Request for Advance”) to Lender delivered before 12:00 Noon (Minneapolis, Minnesota time) on a Business Day which is at least one (1) Business Day prior to the date of such Revolving Advance specifying the amount of such Revolving Advance, provided that, no Revolving Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate loan would exceed the Maximum Rate. Any Request for Advance applicable to a Revolving Advance received after 12:00 Noon (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day. The amount so requested from Lender shall, subject to the terms and conditions of this Second Supplement, be made available to Borrower by: (i) depositing the same, in same day funds, in an account of Borrower; or (ii) wire transferring such funds to a Person or Persons designated by Borrower in writing.

(b)    Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on Borrower and Borrower shall indemnify Lender against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in this Section 7), including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(c)    Minimum Amounts. Each Revolving Advance shall be in a minimum amount equal to $50,000.00.

(d)    Conditions Precedent to All Advances. Lender’s obligation to make each Advance under the Term Revolving Note shall be subject to the terms, conditions and covenants set forth in the MLA and this Second Supplement, including, without limitation, the following further conditions precedent:

(i)    Representations and Warranties. The representations and warranties set forth in the MLA and this Second Supplement are true and correct in all material respects as of the date of the request for any Advance, except as disclosed in writing to Lender, to the same extent and with the same effect as if made at and as of the date thereof except to the extent that they relate solely to an earlier date;

(ii)    No Defaults. The Borrower is not in default under the terms of the MLA, this Second Supplement, the Related Documents or any other Material Contracts to which Borrower is a party and which relates to the construction of the Project or the operation of Borrower’s business; and

(iii)    Government Action. No license, permit, permission or authority necessary for the construction or operation of the Project has been revoked or challenged by or before any Governmental Authority.

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(e)    Unused Commitment Fee. In addition to all other amounts payable to Lender under the MLA, this Second Supplement and the Term Revolving Note, the Borrower agrees to pay to the Lender an unused commitment fee on the average daily unused portion of the Term Revolving Loan Commitment from the Closing Date until the Maturity Date at the rate of thirty (30) basis points on a per annum basis, payable quarterly in arrears on each Quarterly Payment Date during the term of the Term Revolving Loan Commitment and on the Maturity Date. For purposes of this Agreement, the unused portion of the Term Revolving Loan Commitment for any measurement period shall be the positive difference, if any, of (a) the average daily amount of the Term Revolving Loan Commitment, minus (b) the average daily Outstanding Credit.

8.    Interest Rate. The principal amount of each Term Revolving Loan advanced to the Borrower shall bear interest at a rate equal to the LIBOR Rate plus 310 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Term Revolving Loan shall be as provided in the Term Revolving Note, provided, however, in no event shall the applicable rate of interest on any Term Revolving Loan exceed the Maximum Rate.
9.    Default Interest. In addition to the rights and remedies set forth in the MLA: (i) if Borrower fails to make any payment to Lender when due, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Term Revolving Loan shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Term Revolving Loan under the terms of the Term Revolving Note; (iii) after the maturity of the Term Revolving Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Term Revolving Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect on the Term Revolving Loan under the terms of the Term Revolving Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

10.    Late Charge. If any payment of principal or interest due under this Second Supplement or the Term Revolving Note is not paid within ten (10) days of the due date thereof, Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

11.    Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of Lender should raise a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Rate loans, then: (a) Lender shall promptly notify each of the other parties hereto; and (b) the obligation of Lender to make LIBOR Rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness.

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During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.

12.    Maximum Amount Limitation. Anything in the MLA, this Second Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Term Revolving Note or any of the Loan Obligations, or ever be required to pay interest on the Term Revolving Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under the MLA, this Second Supplement, the Term Revolving Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this Second Supplement, the Term Revolving Note, or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to Lender under the MLA, this Second Supplement, the Term Revolving Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Term Revolving Note, be either refunded to Borrower, or credited on the principal of the Term Revolving Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by Lender under the Term Revolving Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Term Revolving Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith.

13.    Security. The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA and the other Loan Documents.

{SIGNATURE PAGE TO FOLLOW}

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SIGNATURE PAGE FOR
AMENDED AND RESTATED
SECOND SUPPLEMENT
TO MASTER LOAN AGREEMENT
(TERM REVOLVING LOAN)
BY AND BETWEEN
HOMELAND ENERGY SOLUTIONS, LLC
AND
HOME FEDERAL SAVINGS BANK
DATED: June 29, 2017

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Second Supplement to be executed by their duly authorized officers as of the date shown above.

HOMELAND ENERGY SOLUTIONS,        HOME FEDERAL SAVINGS BANK,
LLC, an Iowa limited liability company        a federally chartered stock savings bank
organized under the laws of the United
States

By:    /s/ James Broghammer            By:     /s/ Eric Oftedahl
James Broghammer                     Eric Oftedahl
Title: President/CEO                    Its: Vice President

STATE OF IOWA            )
                    ) ss.
COUNTY OF     Chickasaw        )

On this 29th day of June, 2017, before me a Notary Public within and for said County, personally appeared James Broghammer, to me known, who being by me duly sworn, did say that he is the President of Homeland Energy Solutions, LLC, the limited liability company named in the foregoing instrument, and that said instrument was signed on behalf of said company by authority of its board and as the free act and deed of said company.

/s/ Katherine Balk
Notary Public

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